Exhibit 99.1
Limelight Networks Reports Record Fourth Quarter Results and Provides Strong Guidance for 2022
SCOTTSDALE, Ariz., January 20, 2022 – Limelight Networks, Inc. (Nasdaq: LLNW) (Limelight), a leading provider of edge enabled content delivery and AppOps solutions at the edge, today reported financial results for the fourth quarter ended December 31, 2021. Delivering on several key milestones in its 2021 strategic plan, the company reported significant revenue, gross margin and adjusted EBITDA growth quarter over quarter.
“As expected, our fourth quarter built on the momentum exhibited in the third quarter. Revenue for the fourth quarter came in at $62.9 million, up 14% quarter over quarter and year over year. Gross Margin was 35.4%, up 670 basis points quarter over quarter and Adjusted EBITDA margin was 15%, up from 11% in the third quarter of 2021. On an organic basis, revenue growth was 7% and we generated over $3 million in free cash flow. Layer0 contributed $3.8 million in the quarter bringing their total contribution to the year to $4.5 million, in line with guidance of $4-5 million,” said Bob Lyons, President and Chief Executive Officer.
“We have made meaningful progress in our core business with dramatic performance improvements in our network, a revitalized go-to-market strategy and new product cadence. We are changing the narrative around Limelight from a usage-based network to a high growth, higher margin edge enabled solutions company,” said Lyons. “Our integrated solution set is seeing significant traction, be it among startups or multi-billion companies, and across verticals such as financial services, consumer products and telecom. We are already gaining share of the incremental TAM we outlined in our August strategy session last year.”
“We are executing against our strategy and remain confident in our ability to build on this progress and continue delivering on our Improve-Expand-Extend framework,” said Lyons.”
Improve: Continued improvement in operational performance and cost structure:
•Our client sentiment metric improved double digits in the second half of 2021, across our global top 20.
•First quarterly revenue growth of our core content delivery solution in six quarters.
•New traffic records with December 5th exceeding the previous record by 18%. December was the highest traffic month with traffic exceeding the previous record by 14%. Previous records had been established about a year ago.
•Quarter over quarter cash gross margin expansion of almost 500 basis points and year over year expansion of 380 basis points.
•Completion of $30 million in planned annualized costs savings.
•Improved operating leverage resulting in a 46% adjusted EBITDA flow through of the sequential quarterly revenue growth, while accelerating our investment in our go-to-market efforts.
Expand: Existing client and new logo growth driving meaningful revenue expansion:
•14% quarter over quarter and year over year revenue growth delivering organic growth of 7% year over year.
•18 of Top 20 Limelight customers grew revenue more than 20% for the third quarter in a row.
•Total Bookings increased 45% quarter over quarter.
•Many new opportunities were closed in the fourth quarter, with more than 10 of those averaging greater than $100,000 in Annual Contract Value.
•New client wins include a large consumer products company with more than 100 household brands.
•We have made significant productivity improvements in our land and expand motions and are now increasing capacity at an accelerated pace. We expect to mostly complete sales team hiring goals by 1Q22, a quarter ahead of plan.
•The pipeline for both solution sets - Content Delivery and AppOps - continues to grow.
Extend: Extension of new growth products:

Exhibit 99.1
•In the fourth quarter, we launched the Layer0 by Limelight offering for web applications, which is our flagship product for the AppOps segment. This is the first new product resulting from our acquisition of Layer0 and empowers development teams to ship up to twice as fast and offer sub-second page loads.
•This was followed by the GraphQL caching and serverless hosting functionality. Layer0 has solved the key challenge of caching GraphQL APIs at the network edge, which is not supported by traditional web CDNs.
•In a few weeks we will be launching our Security offerings to round out the suite and improve our value proposition for outcome buyers.
•EdgeXtend continued to build on the momentum we saw over the last few quarters. We expect continued growth in this product in 2022.
Strategic priorities for 2022:
•Productive growth capacity: Supported by the improved productivity of our land-and-expand motions, we will continue to increase the capacity of our commercial teams.
•Edge architecture: Implementation of identified architectural improvements with a targeted 30% increase in capacity and throughput.
•Automation: Leveraging the application skills acquired with Layer0, we will improve automation across our platform and operations. This will improve efficiency, quality and increase productivity.
•Developer Ecosystem: We will continue to invest in targeted developer communities to further accelerate our AppOps mindshare.
•Edge enabled solutions: We will continue to release new and improved edge enabled solutions with a focus on core IP that delivers the best price-performance feature set for the outcome buyer by leveraging our edge platform.
Fourth Quarter 2021 Financial Results
•Revenue of $62.9 million, up 14% from the third quarter of 2021 and compared to the fourth quarter of 2020.
•GAAP net loss of $7.7 million, or $(0.06) per basic share, an improvement of $2.4 million from the net loss of $10.1 million, or $(0.08) per basic share, in the third quarter of 2021. GAAP net loss was $8.3 million, or $(0.07) per basic share in the fourth quarter of 2020. GAAP net loss included $2.6 million in restructuring and transition related charges in the fourth quarter and $1.8 million in the third quarter of 2021, respectively.
•Non-GAAP net income was $2.4 million, or $0.02 per basic share, an improvement of $3.9 million from the Non-GAAP net loss of 1.5 million, or $(0.01) per basic share, in the third quarter of 2021. Non-GAAP net loss was $3.8 million, or $(0.03) per basic share in the fourth quarter of 2020.
•Adjusted EBITDA was $9.7 million, an improvement of $3.6 million from $6.1 million for the third quarter of 2021. Adjusted EBITDA was $3.6 million for the fourth quarter of 2020.
•EBITDA was $0.5 million, an improvement of $2.5 million from $(2.0) million for the third quarter of 2021. EBITDA was break-even for the fourth quarter of 2020.
•Cash, cash equivalents and marketable securities total $79.3 million at the end of the fourth quarter 2021.
•Limelight ended the fourth quarter of 2021 with 552 employees and employee equivalents, up from 529 at the end of the third quarter of 2021, and down from 618 at the end of the fourth quarter of 2020.
Guidance
“In the second half of 2021 we established a sustainable trajectory and in 2022, we expect to build on the momentum and the progress. We have a revitalized network, a growing sales team and new products which should drive continued growth in both solution sets, Content Delivery and AppOps” said Lyons.

Exhibit 99.1

Limelight Networks, Inc.
2022 Guidance

January 2022
Revenue	$240 to $250 million

GAAP Basic EPS	$(0.27) to $(0.22)

Non-GAAP EPS	$(0.06) to $(0.01)

Adjusted EBITDA	$24 to $28 million

Capital expenditures	$20 to 25 million

Exhibit 99.1
Financial Tables
Limelight Networks, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2021	September 30, 2021	December 31, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,918	39,585	$46,795
Marketable securities	37,367	36,201	76,928
Accounts receivable, net	42,217	46,179	31,675
Income taxes receivable	61	62	68
Prepaid expenses and other current assets	13,036	13,396	15,588
Total current assets	134,599	135,423	171,054
Property and equipment, net	32,885	36,392	46,418
Operating lease right of use assets	7,413	7,683	10,150
Marketable securities, less current portion	40	40	40
Deferred income taxes	1,908	1,693	1,530
Goodwill	114,511	105,221	77,753
Intangible assets, net	14,613	23,680	—
Other assets	5,485	5,972	7,233
Total assets	$311,454	316,104	$314,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,631	13,768	$4,587
Deferred revenue	3,266	7,965	933
Operating lease liability obligations	1,861	1,966	2,465
Income taxes payable	888	443	253
Other current liabilities	21,934	17,950	17,560
Total current liabilities	39,580	42,092	25,798
Convertible senior notes, net	121,782	121,576	100,945
Operating lease liability obligations, less current portion	9,616	10,045	11,265
Deferred income taxes	308	308	279
Deferred revenue, less current portion	116	307	220
Other long-term liabilities	777	453	479
Total liabilities	172,179	174,781	138,986
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 7,500 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 134,337, 133,812 and 123,653 shares issued and outstanding at December 31, 2021, September 30, 2021 and December 31, 2020, respectively	134	134	124
Additional paid-in capital	576,807	571,268	556,512
Accumulated other comprehensive loss	(8,345)	(8,491)	(7,511)
Accumulated deficit	(429,321)	(421,588)	(373,933)
Total stockholders’ equity	139,275	141,323	175,192
Total liabilities and stockholders’ equity	$311,454	316,104	$314,178

Exhibit 99.1
Limelight Networks, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	Percent	Dec. 31,	Percent	Dec. 31,	Dec. 31,	Percent
	2021	2021	Change	2020	Change	2021	2020	Change
Revenue	$62,885	$55,202	14%	$55,394	14%	$217,630	$230,194	(5)%
Cost of revenue:
Cost of services (1)	35,434	33,687	5%	33,103	7%	135,142	125,509	8%
Depreciation — network	5,215	5,685	(8)%	5,468	(5)%	22,508	21,579	4%
Total cost of revenue	40,649	39,372	3%	38,571	5%	157,650	147,088	7%
Gross profit	22,236	15,830	40%	16,823	32%	59,980	83,106	(28)%
Gross profit percentage	35.4%	28.7%		30.4%		27.6%	36.1%
Operating expenses:
General and administrative (1)	10,415	10,532	(1)%	7,464	40%	41,359	31,284	32%
Sales and marketing (1)	8,433	5,987	41%	9,666	(13)%	30,051	42,945	(30)%
Research and development (1)	5,524	5,205	6%	5,066	9%	22,044	21,680	2%
Depreciation and amortization	976	730	34%	542	80%	2,794	1,591	76%
Restructuring charges	2,627	1,770	NM	—	NM	13,425	—	NM
Total operating expenses	27,975	24,224	15%	22,738	23%	109,673	97,500	12%
Operating (loss) income	(5,739)	(8,394)	NM	(5,915)	NM	(49,693)	(14,394)	NM
Other income (expense):
Interest expense	(1,346)	(1,308)	NM	(2,183)	NM	(5,245)	(3,939)	NM
Interest income	30	17	NM	29	NM	134	69	NM
Other, net	(243)	(209)	NM	28	NM	(1,108)	(368)	NM
Total other (expense) income	(1,559)	(1,500)	NM	(2,126)	NM	(6,219)	(4,238)	NM
(Loss) income before income taxes	(7,298)	(9,894)	NM	(8,041)	NM	(55,912)	(18,632)	NM
Income tax expense	435	211	NM	268	NM	1,153	645	NM
Net (loss) income	$(7,733)	$(10,105)	NM	$(8,309)	NM	$(57,065)	$(19,277)	NM

Net (loss) income per share:
Basic	$(0.06)	$(0.08)		$(0.07)		$(0.45)	$(0.16)
Diluted	$(0.06)	$(0.08)		$(0.07)		(0.45)	(0.16)

Weighted average shares used in per share calculation:
Basic	134,023	126,791		123,225		127,789	121,196
Diluted	134,023	126,791		123,225		127,789	121,196

(1) Includes share-based compensation (see supplemental table for figures)

Exhibit 99.1
Limelight Networks, Inc.
Supplemental Financial Data
(In thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2021	2020	2019	2021	2020
Share-based compensation:
Cost of services	$590	$438	$313	$1,732	$1,998
General and administrative	3,489	2,301	1,840	13,692	7,611
Sales and marketing	1,186	640	764	2,784	3,519
Research and development	1,120	662	562	2,767	2,589
Restructuring and transition related charges	(254)	(384)	—	1,633	—
Total share-based compensation	$6,131	$3,657	$3,479	$22,608	$15,717

Depreciation and amortization:
Network-related depreciation	$5,215	$5,685	$5,468	$22,508	$21,579
Other depreciation and amortization	249	409	542	1,746	1,591
Amortization of intangible assets	727	321	—	1,048	—
Total depreciation and amortization	$6,191	$6,415	$6,010	$25,302	$23,170

Net increase (decrease) in cash, cash equivalents and marketable securities:	$3,499	$(43,750)	$(1,069)	$(44,438)	$105,388

End of period statistics:
Approximate number of active customers	580	581	527	580	527

Number of employees and employee equivalents	552	529	618	552	618

Exhibit 99.1
Limelight Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2021	2021	2020	2021	2020
Operating activities
Net loss	$(7,733)	$(10,105)	$(8,309)	$(57,065)	$(19,277)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,191	6,415	6,010	25,302	23,170
Share-based compensation	6,131	3,657	3,479	22,608	15,717
Foreign currency remeasurement (gain) loss	200	(252)	327	134	214
Deferred income taxes	(231)	(117)	(14)	(429)	(94)
(Gain) loss on sale of property and equipment	(28)	(112)	7	(247)	6
Accounts receivable charges	35	200	325	1,082	801
Amortization of premium on marketable securities	282	415	519	1,879	606
Realized loss on marketable securities	—	—	(3)	—	(3)
Noncash interest expense	207	204	1070	811	1938
Changes in operating assets and liabilities:
Accounts receivable	3,928	(18,999)	10,221	(9,109)	2,000
Prepaid expenses and other current assets	288	1,239	(3,038)	1,966	(5,717)
Income taxes receivable	(51)	(6)	16	(47)	19
Other assets	1,604	1,105	258	3,621	2,762
Accounts payable and other current liabilities	1,261	1,431	(9,228)	9,424	(1,069)
Deferred revenue	(5,519)	4,997	126	(879)	17
Income taxes payable	448	69	86	658	71
Other long term liabilities	327	84	(99)	301	167
Net cash provided by (used in) operating activities	7,340	(9,775)	1,753	10	21,328
Investing activities
Purchases of marketable securities	(17,238)	(13,427)	(36,064)	(62,076)	(88,754)
Sale and maturities of marketable securities	15,760	52,285	8,272	99,760	11,172
Purchases of property and equipment	(3,901)	(2,295)	(2,957)	(15,810)	(25,085)
Proceeds from sale of property and equipment	28	112	1	247	2
Acquisition of business, net of cash acquired	—	(30,968)	—	(30,968)	—
Net cash (used in) provided by investing activities	(5,351)	5,707	(30,748)	(8,847)	(102,665)
Financing activities
Proceeds from issuance of debt, net	—	—	—	—	121,600
Purchase of capped calls	—	—	—	—	(16,413)
Payment of debt issuance costs	—	—	(75)	(30)	(859)
Payment of employee tax withholdings related to restricted stock vesting	(311)	(217)	(891)	(1,626)	(4,878)
Proceeds from employee stock plans	725	—	1,377	6,185	10,068
Net cash provided by (used in) financing activities	414	(217)	411	4,529	109,518
Effect of exchange rate changes on cash and cash equivalents	(70)	(195)	210	(569)	279
Net increase (decrease) in cash and cash equivalents	2,333	(4,480)	(28,374)	(4,877)	28,460
Cash and cash equivalents, beginning of period	39,585	44,065	75,169	46,795	18,335
Cash and cash equivalents, end of period	$41,918	$39,585	$46,795	$41,918	$46,795
Use of Non-GAAP Financial Measures
To evaluate our business, we consider and use non-generally accepted accounting principles (Non-GAAP) net income (loss), EBITDA and Adjusted EBITDA as supplemental measures of operating performance. These measures include the same adjustments that management takes into account when it reviews and assesses operating performance on a period-to-period basis. We consider Non-GAAP net income (loss) to be an important indicator of overall business performance. We define Non-GAAP net income (loss) to be U.S. GAAP net income (loss), adjusted to exclude share-based compensation, non-cash interest expense, restructuring and transition related charges, acquisition and legal related expenses, and amortization of intangible assets. We believe that EBITDA provides a useful metric to investors to compare us with other companies within our industry and across industries. We define EBITDA as U.S. GAAP net income (loss) adjusted to exclude depreciation and amortization, interest expense, interest and other (income) expense, and income tax expense. We define Adjusted EBITDA as EBITDA adjusted to exclude share-based compensation, restructuring and transition related charges and acquisition and legal related expenses. We

Exhibit 99.1
use Adjusted EBITDA as a supplemental measure to review and assess operating performance. Our management uses these Non-GAAP financial measures because, collectively, they provide valuable information on the performance of our on-going operations, excluding non-cash charges, taxes and non-core activities (including interest payments related to financing activities). These measures also enable our management to compare the results of our on-going operations from period to period, and allow management to review the performance of our on-going operations against our peer companies and against other companies in our industry and adjacent industries. We believe these measures also provide similar insights to investors, and enable investors to review our results of operations “through the eyes of management.”
Furthermore, our management uses these Non-GAAP financial measures to assist them in making decisions regarding our strategic priorities and areas for future investment and focus. The terms Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are not defined under U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our Non-GAAP net income (loss), EBITDA and Adjusted EBITDA have limitations as analytical tools, and when assessing our operating performance, Non-GAAP net income (loss), EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:
•EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•These measures do not reflect changes in, or cash requirements for, our working capital needs;
•Non-GAAP net income (loss) and Adjusted EBITDA do not reflect the cash requirements necessary for litigation costs, including provision for litigation and litigation expenses;
•These measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur;
•These measures do not reflect income taxes or the cash requirements for any tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will be replaced sometime in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;
•While share-based compensation is a component of operating expense, the impact on our financial statements compared to other companies can vary significantly due to such factors as the assumed life of the options and the assumed volatility of our common stock; and
•Other companies may calculate Non-GAAP net income (loss), EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
We compensate for these limitations by relying primarily on our U.S. GAAP results and using Non-GAAP net income (loss), EBITDA and Adjusted EBITDA only as supplemental support for management’s analysis of business performance. Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are calculated as follows for the periods presented in thousands:
Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Item 10(e) of Regulation S-K, we are presenting the most directly comparable U.S. GAAP financial measures and reconciling the unaudited Non-GAAP financial metrics to the comparable U.S. GAAP measures. Per share amounts may not foot due to rounding.

Exhibit 99.1
Limelight Networks, Inc.
Reconciliation of U.S. GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands)
(Unaudited)

	Three Months Ended						Twelve Months Ended
	December 31, 2021		September 30, 2021		December 31, 2020		December 31, 2021		December 31, 2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
U.S. GAAP net loss	$(7,733)	$(0.06)	$(10,105)	$(0.08)	$(8,309)	$(0.07)	$(57,065)	$(0.45)	$(19,277)	$(0.16)
Share-based compensation	6,385	0.05	4,041	0.03	3,479	0.03	16,411	0.13	15,717	0.13
Noncash interest expense	207	—	204	—	1,070	0.01	811	0.01	1,938	0.02
Restructuring and transition related charges	2,627	0.02	1,770	0.01	—	—	18,252	0.14	—	—
Acquisition and legal related expenses	199	—	2,263	0.02	—	—	2,640	0.02	—	—
Amortization of intangible assets	727	0.01	321	—	—	—	1,048	0.01	—	—
Non-GAAP net (loss) income	$2,412	$0.02	$(1,506)	$(0.01)	$(3,760)	$(0.03)	$(17,903)	$(0.14)	$(1,622)	$(0.01)

Weighted average shares used in per share calculation:		134,023		126,791		123,225		127,789		121,196

Limelight Networks, Inc.
Reconciliation of U.S. GAAP Net Income (Loss) to EBITDA to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
U.S. GAAP net loss	$(7,733)	$(10,105)	$(8,309)	$(57,065)	$(19,277)
Depreciation and amortization	6,191	6,415	6,010	25,302	23,170
Interest expense	1,346	1,308	2,183	5,245	3,939
Interest and other (income) expense	213	192	(57)	974	299
Income tax expense	435	211	268	1,153	645
EBITDA	$452	$(1,979)	$95	$(24,391)	$8,776
Share-based compensation	6,385	4,041	3,479	16,411	15,717
Restructuring and transition related charges	2,627	1,770	—	18,252	—
Acquisition and legal related expenses	199	2,263	—	2,640	—
Adjusted EBITDA	$9,663	$6,095	$3,574	$12,912	$24,493
For future periods, we are unable to provide a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as a result of the uncertainty regarding, and the potential variability of, the amounts of depreciation and amortization, interest expense, interest and other (income) expense and income tax expense, that may be incurred in the future.
Conference Call
At approximately 4:30 p.m. EST (1:30 p.m. PST) today, management will host a quarterly conference call for investors. Interested parties can access the call by dialing (844)-200-6205 from the United States or (929)-526-1599 internationally, with access code 647856. The conference call will also be audio cast live from http://www.limelight.com and a replay will be available following the call from the Limelight website.

Exhibit 99.1
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations regarding revenue, gross margin, non-GAAP net income (loss), capital expenditures, and our future prospects, areas of investment, and product launches. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing clients, unforeseen changes in our hiring patterns, adverse outcomes in litigation, experiencing expenses that exceed our expectations and acquisition activities and contributions from acquired businesses. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of January 20, 2022, and we undertake no duty to update this information in light of new information or future events, unless required by law.
About Limelight
Limelight (NASDAQ: LLNW) is an industry leader in providing edge-enabled solutions to deliver fast, secure digital experiences on a global scale. We offer powerful tools that optimize, protect and deliver our clients' valuable digital assets in an increasingly competitive marketplace. From content delivery and AppOps to Jamstack application architecture and web security, we are uniquely positioned to leverage our global private network and client-obsessed experts to help our customers win. The world's largest brands trust Limelight and we invite you to learn more about us by visiting www.limelight.com, Twitter, Facebook and LinkedIn.
Copyright (C) 2022 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
CONTACT:
Limelight Networks, Inc.
Sameet Sinha, 646-337-8909
ir@llnw.com
Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ